NEWS RELEASE
For Immediate Release	Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES LEASE ACQUISITION OF EIGHT SENIOR LIVING COMMUNITIES

SEATTLE, WA, December 14, 2009 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s care services to seniors, today announced that it has entered into an agreement with National Health Investors, Inc. (NYSE: NHI) to lease eight senior living communities.  The communities, located in Arizona, South Carolina, and Tennessee, consist of approximately 258 assisted living units, 66 memory care units, and 12 independent living cottages.

The lease agreement, effective January 1, 2010, has an initial term of 15 years with two available extension options of five years each.  The lease also contains a purchase option exercisable beginning in year 11 and extending through the initial lease termination date.

Mr. Granger Cobb, President and Co-CEO, stated, “We are very pleased with the addition of these eight communities and our new relationship with NHI.  These high quality communities are located in markets where we currently operate and fit nicely into our existing infrastructure.”

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 309 communities in 36 states representing capacity for approximately 27,200 units and approximately 32,400 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as our ability to incorporate the new communities into our existing infrastructure.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and any subsequent Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.